Exhibit 10.4
EXECUTION COPY
SEPARATION AND CONSULTING AGREEMENT
This SEPARATION AND CONSULTING AGREEMENT (the “Agreement”) is entered into on September 30, 2008, by and between Sovereign Bancorp, Inc., a Pennsylvania corporation (the “Company”), and Joseph P. Campanelli (the “Executive”).
WHEREAS, the Executive has served as President and Chief Executive Officer of the Company and as President and Chief Executive Officer of Sovereign Bank, a Federal Savings Bank, and a wholly owned subsidiary of the Company (the “Bank”) pursuant to an Employment Agreement dated January 16, 2007 (the “Employment Agreement”); and
WHEREAS, the parties hereto wish to conclude the Executive’s employment in accordance with the Employment Agreement and on the terms set forth in this Agreement.
NOW THEREFORE, in consideration of the premises and the covenants herein, the sufficiency of which is hereby acknowledged, the Executive and the Company agree as follows:
1. Separation from Employment
The Executive’s employment with the Company shall cease effective on the date that is thirty (30) days following the date hereof (the “Termination Date”). The termination of the Executive’s employment with the Company shall be treated as an involuntary termination without “Cause” (as defined in the Employment Agreement). The Executive shall continue to be entitled to receive his current base salary and employee benefits through the Termination Date. Notwithstanding the foregoing, effective as of the date hereof, the Executive has resigned from his positions as President and Chief Executive Officer of the Company, President and Chief Executive Officer of the Bank and from his position as a member of the Board of Directors of the Company (the “Board”), and from the board of directors of all subsidiaries of the Company, including without limitation the Bank. Except as provided in Section 3 hereof, from and after the date hereof, the Executive shall not hold any office or title with the Company or any subsidiary or affiliate of the Company.
2. Separation Payments and Benefits
(a) Severance Payment. Pursuant to Section 7(b)(i) of the Employment Agreement, on the first business day following the date that is six (6) months following the Termination Date (the “Payment Date”), the Company shall make a lump sum cash payment to the Executive in the amount of $3,253,624, representing the compensation due to the Executive for the remainder of the term of the Employment Agreement and the interest accruing thereon from the Termination Date to the Payment Date.
(b) 2008 Bonus Payment. In settlement of the Company’s obligations under Section 3(b) of the Employment Agreement, the Executive shall be eligible to receive an annual bonus for the 2008 calendar year, calculated using his target bonus percentage of 133% for the year, but prorated to reflect the period of employment during such year, but prior to the Termination Date.  The amount of such bonus, if any, shall be based on the same company performance targets and other business criteria as shall apply to such bonuses for the 2008 calendar year for executive officers of the Company generally, and shall be paid in cash in 2009 at the same time that such bonuses are paid to the Company’s executive officers generally, but in any event no later than March 15, 2009.

(c) Medical Benefits. In accordance with Section 7(b) of the Employment Agreement, for the remainder of the Employment Period (as defined in the Employment Agreement), the Executive shall receive continuation of all life, disability, and medical insurance and other normal benefits in effect with respect to Executive and dependents on the Termination Date, or, if the Company cannot provide such benefits because the Executive is no longer an employee of the Company, a dollar amount such that, after all taxes thereon, the Executive has an after-tax amount remaining equal to the cost to the Executive of obtaining such benefits (or substantially similar benefits). The amounts payable to the Executive pursuant to the preceding sentence with respect to any costs incurred by him during any calendar quarter ending after the Termination Date shall be paid to him by no later than 30 days after the close of such calendar quarter; provided, however, that any payments to be made during the period ending six months from the Termination Date that are treated as deferred compensation amounts subject to the requirements of section 409A of the Internal Revenue Code and the regulations, rulings and other guidance issued by the IRS thereunder (“Section 409A”), after taking into account all exclusions applicable to such payments under the regulations issued under Section 409A, shall not be made to the Executive until the first business day after the expiration of such six month period, and on such day all payments so delayed shall be paid to the Executive in a cash lump sum with interest thereon at the short term applicable federal rate, as in effect on the Termination Date.
(d) Enhanced Executive Retirement Plan. In accordance with Section 7(b) of the Employment Agreement, the Executive is fully vested under the Sovereign Bancorp, Inc. Enhanced Executive Retirement Plan (“EERP”). The Executive will be paid the amount of $4,328,076 in a cash lump sum on the Payment Date, in full satisfaction of his EERP benefit. Executive acknowledges and agrees that no other benefits shall accrue to him and no other payments shall be made to him with respect to the EERP.
(e) Bonus Recognition and Retention Program. The Executive and the Company acknowledge and agree that, as of the Termination Date, (i) the Executive is fully vested under the Bonus Recognition and Retention Program (the “BRRP”); and (iii) the total number shares of Company common stock in the Executive’s BRRP account, as of the Termination Date, is 29,125. The foregoing number of shares shall be distributed to the Executive on the Payment Date. Executive acknowledges and agrees that no other benefits shall accrue to him under the BRRP and no other payments shall be made to him with respect to the BRRP.

(f) Equity Rights.
(i) Stock Options. All stock options granted to the Executive pursuant to the Company’s equity incentive plan(s) that are outstanding as of the Termination Date (416,777 outstanding options as of the date hereof) shall become fully vested (to the extent not already vested) and exercisable as of the Termination Date. All nonqualified stock options granted under the Company’s 2001 Stock Incentive Plan that are outstanding as of the Termination Date (258,323 of such outstanding options) shall remain exercisable until the second (2nd) anniversary of the Termination Date. A schedule of the Executive’s outstanding stock options as of the date hereof is set forth on Exhibit A hereto. Except as modified hereby, all other terms and provisions of the stock options as set forth in the applicable stock option award agreements and plans shall remain in full force and effect, and to the extent any of the foregoing actions require the amendment of outstanding agreements for the stock options, by execution of this Agreement, the parties hereto consent to such amendments.
(ii) Restricted Stock. All shares of restricted stock (341,495 shares as of the date hereof) granted to the Executive pursuant to the Company’s equity incentive plan(s) that are unvested as of the Termination Date shall be forfeited as of the Termination Date, in accordance with the applicable restricted stock awards, share certificates and plans. Pursuant to Section 7(b) of the Employment Agreement, because the Company does not have the discretion to accelerate the vesting of the Executive’s restricted stock under the applicable incentive plans (which the Company hereby represents), on the Payment Date, the Company shall make a lump sum cash payment to the Executive in an amount equal to the fair market value (which shall be determined as the average of the closing trading prices of the Company’s common stock on the New York Stock Exchange for each of the trading dates from and including October 15, 2008 through and including November 14, 2008) of the forfeited shares as of the Termination Date.
(g) No Additional Benefits. Executive acknowledges and agrees that except as expressly provided herein, Executive’s participation under any benefit plan, program, policy or arrangement sponsored or maintained by the Company shall cease and be terminated as of the Termination Date, and the Executive’s entitlement to benefits under any plan, program, policy or arrangement shall be governed by the terms thereof. Executive further acknowledges and agrees that no payment made by the Company pursuant hereto is subject to any employer matching obligation or any other employer contribution under any benefit or deferred compensation plan, whether or not any such payment is characterized as wages or compensation.
3. Consulting Services
(a) Duration. Until the first (1st) anniversary following the Termination Date (the “Consulting Period”), the Executive shall consult with the Company and the Board at such times as mutually agreeable to the Company and the Executive, provided, however, that the Executive’s duties shall not exceed ten (10) hours per month of consultation by the Executive.
(b) Scope. In connection with providing services hereunder, the Executive shall comply in full with all applicable law, and rules and regulations and with the Company’s Code of Conduct (including the following documents: (i) the Sovereign Bancorp, Inc. Code of Conduct and Ethics, (ii) the Sovereign Bancorp, Inc. Policy on Personal Securities Transactions, and (iii) the policies and procedures related to employment of Team Members by the Company or a Subsidiary set forth in the Sovereign Bank Team Member Handbook) during the Consulting Period. The Executive may engage in activities on the Executive’s own behalf or on behalf of entities other than the Company or any subsidiary thereof, including, but not limited to, private equity firms or investment funds or hedge funds (subject to the restrictive covenants set forth in this Agreement), and may allocate the Executive’s time between the Executive’s obligations under this Agreement and such other activities in any manner the Executive deems appropriate, so long as the Executive’s obligations under this Agreement are satisfied.

(c) Duties. The Executive’s duties shall include: (i) representing the Company with key community, civic, charitable and industry constituents, (ii) consulting with the Company and its officers, as and when requested by the Company, regarding corporate development strategy and mergers and acquisitions, and (iii) assisting the Company with respect to customer relations, bank regulatory and related matters.
(d) Status as Independent Contractor. During the Consulting Period, the Company will retain the Executive in the capacity of an independent contractor and not as an employee or agent of the Company or any subsidiary thereof, and neither the Executive nor the Company shall represent otherwise to any third party.
(e) Compensation as Consultant. In consideration for the Executive’s services as a consultant to the Company in accordance with the terms hereof, the Company shall make the following payments to the Executive:
(i) Consultant Fees. During the Consulting Period, the Company shall pay the Executive at the rate of $300,000 per annum for services performed as a consultant. The fees so payable shall be paid in two equal installments of $150,000 each. The first such installment shall be paid on May 1, 2009, and the second such installment shall be paid on October 30, 2009. Each of such dates is hereinafter referred to as a “Payment Date”, and the period from the start of the Consulting Period to April 30, 2009, and the period from May 1, 2009 through October 30, 2009, are each hereinafter referred to as an “Installment Payment Period”. At the Executive’s election and written notice to the Company, the Executive may terminate his services as a consultant at any time prior to the end of the Consulting Period and, as of the date of termination of such services, the Executive shall be relieved of his obligations under the Sovereign Bancorp, Inc. Policy on Personal Securities Transactions ,other than with respect to any material non-public information that he may posses, and on any other restriction imposed by the Company on his ability to buy or sell the Company’s securities. In the event of  such termination of the Executive’s services as a consultant, or if his services as a consultant terminates by reason of his death, the Executive, or his estate in the event of his death, shall be entitled to receive, on the Payment Date for the Installment Payment Period in which such termination of the Executive’s services as a consultant occurs, a pro rata portion of the installment amount otherwise payable to him on such date, determined by multiplying such installment amount by a fraction, the numerator of which is the number of days from the start of such Installment Payment Period to the date on which the Executives services as a consultant so terminates, and the denominator of which is the total number of days in such Installment Payment Period. The Executive or his estate shall not be entitled to receive any payment with respect to any installment amount payable in respect of any Installment Payment Period beginning after the date of such termination of the Executive’s services as a consultant.

(ii) Expenses. The Company shall reimburse the Executive, in accordance with the Company’s then-current travel and business expense policy, for all reasonable out-of-pocket expenses incurred by him in connection with the performance of the Executive’s services during the Consulting Period within thirty (30) days following Executive’s delivery of an accounting of those expenses to the Company.
(f) Office Space. During the Consulting Period, the Company shall provide to the Executive office space that is reasonably suitable for the Executive’s provision of consulting services to the Company during the Consulting Period. Such office space shall be located within fifteen (15) miles of the Executive’s personal residence.
(g) Taxable Reimbursements and In-Kind Benefits. To the extent any taxable expense reimbursement or in-kind benefits under this Section 3 or under Section 2(c) is subject to Section 409A, the amount thereof eligible in any calendar year shall not affect the amount eligible for any other calendar year, in no event shall any expenses be reimbursed after the last day of the calendar year following the year in which the Executive  incurred such expenses, and in no event shall any right to reimbursement or receipt of in-kind benefits be subject to liquidation or exchange for another benefit.

4. Death or Disability
In the event that the Executive dies or becomes disabled prior to the payment of the compensation and benefits set forth in Section 2 hereof, the Executive’s heirs, representatives or the Executive’s estate shall be entitled to such compensation and benefits described in such section. In the event that the Executive dies or becomes disabled prior to the expiration of the Consulting Period, the Consulting Period shall terminate and no further payments shall be made pursuant to Section 3 hereof.
5. Release of Claims
Notwithstanding anything contained in this Agreement to the contrary, all compensation and benefits provided under this Agreement are subject to the Executive’s execution and nonrevocation of the release of claims attached hereto as Exhibit B (the “Release”).
6. Employment Agreement
Except as otherwise provided herein, the Executive agrees that the execution of this Agreement and the payments made hereunder shall constitute satisfaction in full of the Company’s obligations to the Executive under the Employment Agreement. Notwithstanding the foregoing, the following provisions of the Employment Agreement are hereby incorporated herein by reference: Section 4(j), Section 6(d), Section 7(c) and Section 10.

7. Covenants of Executive
In consideration of his rights and benefits under this Agreement, the Executive agrees as follows:
(a) Non-Competition. Until the first (1st) anniversary following the Termination Date (the “Restricted Period”), the Executive shall not become employed by, provide services to, or be affiliated in any way with, whether as an officer, director, employee, consultant, advisor or in any other capacity, directly or indirectly, any bank that offers products and services similar or equivalent to those offered by the Bank (a “Competitive Bank”) in (i) the following states (the “Non-Competition Area”): New Hampshire, Massachusetts, Rhode Island, Connecticut, New Jersey, and Pennsylvania, (ii) the New York metropolitan area, (iii) Long Island and (iv) any geographic area that has a banking branch office within fifty (50) miles of a banking branch of the Company or any subsidiaries of the Company as of the Termination Date; provided, however, nothing set forth herein shall restrict the Executive from engaging, directly or indirectly, for his own account or as a consultant, employee, partner, officer, director, or investor with respect to any investment company or private equity, hedge, or similar fund (a “Financial Services Fund”) that makes portfolio or similar investments in Competitive Banks if the Executive does not provide any services to any such Competitive Bank in the Non-Competition Area (or to such Financial Services Fund with respect to any such Competitive Bank) of any kind, including, but not limited to, in connection with the acquisition, disposition, and the management, business development or ownership of, or with respect to, any such Competitive Bank.
(b) Non-Solicitation. During the Restricted Period, the Executive shall not, either directly or indirectly, through one or more intermediaries or otherwise, on Executive’s own behalf or on behalf of any other person or entity, employ, solicit, induce, recruit, encourage, advise, or counsel any employee or agent of the Company or any of its subsidiaries to leave their employment, or take away such employees or agents or attempt to solicit, induce, recruit, encourage, or take away such employees or agents.
(c) Non-Disclosure. The Executive acknowledges that during the course of his employment with the Company he has had, and during the Consulting Period, he will continue to have, access to and knowledge of certain information and data which the Company considers confidential, and the release of such information or data to unauthorized persons would be extremely detrimental to the Company. As a consequence, the Executive hereby agrees and acknowledges that he owes a duty to the Company not to disclose, and agrees that without the prior written consent of the Company, at any time, either during or after his employment with the Company and the Consulting Period, he will not communicate, publish or disclose, to any person anywhere or use, any Confidential Information (as hereinafter defined), except as may be necessary or appropriate to conduct his duties hereunder, provided the Executive is acting in good faith and in the best interest of the Company, or as may be required by law or judicial process. The Executive will use his reasonable commercial efforts at all times to hold in confidence and to safeguard any Confidential Information from falling into the hands of any unauthorized person and, in particular, will not permit any Confidential Information to be read, duplicated or copied. The Executive will return to the Company all Confidential Information in the Executive’s possession or under the Executive’s control whenever the Company shall so request, and in any event will promptly return all such Confidential Information if the Executive’s relationship with the Company is terminated for any or no reason and will not retain any copies thereof. For purposes hereof, the term “Confidential Information” shall mean any information or data used by or belonging or relating to the Company or any of its affiliates that is not known generally to the industry in which the Company is or may be engaged and which the Company maintains on a confidential basis, including, without limitation, any and all trade secrets, proprietary data and information relating to the Company’s business and products, price list, customer lists, processes, procedures or standards, manuals, business strategies, records, drawings, specifications, designed, financial information, whether or not reduced to writing, or information or data which the Company advises the Executive should be treated as confidential information.

8. Enforcement of Restrictions
(a) Reasonableness. The Executive hereby acknowledges that: (i) the restrictions provided in this Agreement (including, without limitation, those contained in Section 7 hereof) are reasonable in time and scope in light of the necessity of the protection of the business of the Company; (ii) his ability to work and earn a living will not be unreasonably restrained by the application of these restrictions; and (iii) if a court concludes that any restrictions in this Agreement are overbroad or unenforceable for any reason, the court shall modify the relevant provision to the least extent necessary and such provision shall be enforced as modified.
(b) Injunctive and Other Relief. The Executive recognizes and agrees that should he fail to comply with the restrictions set forth herein, which restrictions are vital to the protection of the Company’s business, the Company will suffer irreparable injury and harm for which there is no adequate remedy at law. Therefore, the Executive agrees that in the event of the breach or threatened breach by him of any of the terms and conditions of Section 7 hereof, the Company shall be entitled to preliminary and permanent injunctive relief against him and any other relief as may be awarded by a court having jurisdiction over the dispute. In the event of a judicial finding of a deliberate material breach by the Executive of the provisions of Section 7 hereof, the Company shall have the right to cease making any payments, or providing other benefits, under this Agreement. The rights and remedies enumerated in this Section 8 shall be independent of each other, and shall be severally enforced, and such rights and remedies shall be in addition to, and not in lieu of, any other rights or remedies available to the Company in law or in equity.
9. Non-Disparagement
The Executive agrees to refrain from deliberately performing any act, engaging in any conduct or course of action or making or publishing any public statements, claims, allegations or assertions which have or may reasonably have the effect of demeaning the name or business reputation of the Company or any of its subsidiaries, or any of its or their employees, officers, directors, agents or advisors in their capacities as such or which adversely affects (or may reasonably be expected adversely to affect) the best interests (economic or otherwise) of any of them. Nothing in this Section 9 shall preclude the Executive from fulfilling any duty or obligation that he may have at law, from responding to any subpoena or official inquiry from any court or government agency, including providing truthful testimony, documents subpoenaed or requested or otherwise cooperating in good faith with any proceeding or investigation; or from taking any reasonable actions to enforce such the Executive’s rights under this Agreement in accordance with the dispute provisions specified in Section 12 hereof.

10. Return of Property
Concurrently with the Termination Date, the Executive shall deliver to a designated Company representative all records, documents, hardware, software, and all other Company property and all copies thereof in Executive’s possession. The Executive acknowledges and agrees that all such materials are the sole property of the Company. Notwithstanding anything to the contrary contained herein, the Executive will be entitled to remove, transfer and retain (i) papers and other materials of a personal nature, including without limitation photographs, personal correspondence, personal diaries, personal calendars and rolodexes, personal phone books and files relating exclusively to his personal affairs, (ii) information showing the Executive’s compensation or relating to the Executive’s reimbursement of business related expenses, (iii) information the Executive reasonably believes may be needed for the planning and preparation of the Executive’s personal tax returns and (iv) copies of the Company and the Bank compensation and benefit plans and agreements relating to the Executive’s employment with or termination from the Company and/or the Bank.
11. Payment and Cure
If the Company defaults in timely payment on the due date of any payment or amount due under this Agreement, the Executive shall give written notice of such default to the person specified in or pursuant to this Agreement to receive notice on behalf of the Company. The Company shall have five (5) days after the receipt of such a notice of default to cure any payment default, and such cure shall include payment of interest at the annual rate of 8% on the overdue amount.
12. Arbitration
(a) General. Except as provided below, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a single arbitrator in the Commonwealth of Pennsylvania, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.
(b) Claims Not Subject to Arbitration; Submission to Jurisdiction; Service of Process. The foregoing Section 12(a) shall not apply to an effort by the Company to enforce, or to recover damages for a breach of, any provision of Sections 7 or 8 hereof. Any action or proceeding relating to any of those provisions may be brought in any state or federal court in Philadelphia, Pennsylvania. The Executive irrevocably (i) consents to the personal jurisdiction of each of those courts in any action or proceeding relating to any provision of Sections 7 or 8 hereof, (ii) agrees not to object to, or seek to change, the venue of any such action or proceeding brought in any of those courts, whether because of inconvenience of the forum or otherwise (but nothing in this Section will prevent a party from removing an action or proceeding from a state court to a Federal court sitting in that county), and (iii) agrees that process in any such action or proceeding may be served by registered mail or in any other manner permitted by the rules of the court in which the action of proceeding is brought.

13. Assignment
This Agreement shall not be assignable by any party hereto, except by the Company to any successor in interest to the respective businesses of the Company and the Bank.
14. Entire Agreement
This Agreement, together with Exhibit A attached hereto and such portions of the Employment Agreement that expressly survive the execution hereof as provided in Section 6 hereof, sets forth the entire agreement between the parties, and, except as otherwise provided herein, fully supersedes any and all prior agreements, understandings, or representations between the parties pertaining to the subject matter of this Agreement.
15. Successors, Binding Agreement
(a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company and/or the Bank to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure by the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall constitute a material breach of this Agreement.
(b) This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, heirs, distributees, devisees, and legatees.
16. Severability
If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force and effect.
17. Notices
All notices and other communications hereunder shall be in writing. Any notice or other communication hereunder shall be deemed duly given if it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient at the addresses maintained in the Company’s records. Notices sent to the Company should be directed to the attention of both its Chief Executive Officer and General Counsel.
18. Counterpart Agreements
This Agreement may be executed in multiple counterparts, whether or not all signatories appear on these counterparts, and each counterpart shall be deemed an original for all purposes.

19. Governing Law
This Agreement shall be governed by and construed under the internal laws of the Commonwealth of Pennsylvania, without regard to its conflict of laws principles.
20. No Waiver
The Company’s waiver or failure to enforce any term of this Agreement on one instance shall not constitute a waiver of its rights under this Agreement with respect to any other violations.
21. Taxes and Withholding
Notwithstanding anything contained herein to the contrary, all compensation and other benefits required to be provided by the Company to the Executive under this Agreement shall be subject to the withholding of such amounts relating to taxes and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law, regulation or Company policy.
22. Application of Section 409A of Internal Revenue Code
The intent of the parties is that payments and benefits under this Agreement comply with Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance with Section 409A. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on the Employee by Section 409A or any damages for failing to comply with Section 409A.
23. Legal Fees and Expenses
The Company acknowledges that the legal fees and expenses incurred by the Executive in connection with the negotiation, execution and delivery of this Agreement are subject to reimbursement by the Company pursuant to Section 10(a) of the Employment Agreement.
(signatures on following page)

The parties have duly executed this Agreement as of the date first written above.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

SOVEREIGN BANCORP, INC.

By:
Title:

EXECUTIVE

By: Joseph P. Campanelli

EXHIBIT A
Outstanding Nonqualified Stock Options Granted Pursuant to the Sovereign Bancorp, Inc. 2001 Stock Incentive Plan

Grant Date	No. of Options	Exercise Price
02/19/03	52,500	$12.48
02/18/04	24,526	$21.64
02/15/06	33,673	$19.98
01/18/01	66,023	$7.86
01/18/01	2,851	$7.86
06/21/01	26,250	$11.73
01/23/02	52,500	$12.16

TOTAL	258,323

EXHIBIT B
SEVERANCE RELEASE
THIS SEVERANCE RELEASE (“Release”) is entered into between Joseph P. Campanelli (“Executive”) and Sovereign Bancorp, Inc., a Pennsylvania corporation (together with its successors and assigns, “SBI”).
WHEREAS, Executive and SBI entered into an employment agreement dated January 16, 2007 (“Employment Agreement”); and
WHEREAS, Executive’s employment has terminated under the Employment Agreement under circumstances that provide him with certain significant benefits, subject to Executive’s executing this Release.
NOW, THEREFORE, in consideration of the payments set forth in the Separation Agreement by and between the Executive and the SBI, dated as of the date hereof, and to which this Release is attached (“Separation Agreement”), and other good and valuable consideration, Executive and SBI agree as follows: Executive, on behalf of himself and his dependents, heirs, administrators, agents, executors, successors and assigns (“Executive Releasors”), hereby irrevocably and unconditionally releases, waives, and forever discharges SBI and its affiliated companies and their past and present parents, subsidiaries, affiliated corporations, partnerships, joint ventures, and their successors and assigns (“SBI Affiliated Parties”) and all of SBI Affiliated Parties’ respective past and present directors, officers, employees, agents and their representatives, successors and assigns (but as to any such individual, agent or representative, only in connection with, or in relationship to, his or its capacity as a director, officer, employee, agent, representative, successor or assign of any SBI Affiliated Party and not in connection with, or in relationship to, his or its personal or professional capacity unrelated to any SBI Affiliated Party) (collectively, “SBI Releasees”), from any and all actions, claims, demands, obligations, liabilities and causes of action of any kind or description whatsoever, in law, equity or otherwise, whether known or unknown, whether past, present, or future, that any Executive Releasor had, may have had, now has, or may hereafter have against SBI or any other SBI Releasee, as of the date of the execution of this Release by Executive, arising out of or relating to Executive’s employment relationship, or the termination of that relationship, with SBI or any affiliate, including, but not limited to, any action, claim, demand, obligation, liability or cause of action arising under any Federal, state, or local employment law or ordinance creating or recognizing employment-related causes of action, and all amendments of any of these laws (including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Acts of 1866, 1871, 1964 and 1991, the Equal Pay Act, the Americans with Disabilities Act of 1990, the National Labor Relations Act, the Fair Labor Standards Act of 1938, the Workers Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act of 1974, as amended (other than any claim for vested benefits), the Family and Medical Leave Act of 1993, the Age Discrimination in Employment Act of 1967, as amended, the Older Workers’ Benefit Protection Act of 1990, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Pennsylvania Human Relations Act, the Pennsylvania Wage Payment and Collection Law, and Mass. Gen. Laws Ch. 12, §§11H and 11I, Mass. Gen. Laws Ch.

151B), tort, contract or any alleged violation of any other legal obligation. Anything to the contrary notwithstanding in this Release or the Separation Agreement, nothing herein shall release any SBI Releasee from any claims or damages based on (i) any right or claim that arises exclusively from events occurring after the date Executive executes this Release, (ii) any right Executive may have to payments, benefits or entitlements under the Separation Agreement (including entitlements under the Employment Agreement, to the extent of their survival under the terms of the Separation Agreement) or any applicable plan, policy, program or arrangement of, or other agreement with, SBI or any affiliate, (iii) Executive’s eligibility for indemnification in accordance with applicable laws or the certificate of incorporation or by-laws of SBI or its affiliates, or under any applicable insurance policy with respect to any liability Executive incurs or has incurred as a director, officer or employee of SBI or (iv) any right Executive may have to obtain contribution as permitted by law in the event of entry of judgment against Executive as a result of any act or failure to act for which Executive and any SBI Releasee are jointly liable.
Executive represents that as of the date he has executed this Release he has not assigned to any other party, and agrees not to assign, any claim released by Executive herein. In addition, Executive promises never to file a lawsuit or an arbitration claim against SBI or any other SBI Releasee asserting any claim released by any Executive Releasor herein. If any federal, state or local administrative agency or court has now assumed or later assumes jurisdiction of any complaint or charge on behalf of Executive against any SBI Releasee alleging or asserting unlawful employment discrimination in connection with Executive’s employment with SBI or the termination of that employment, Executive will disclaim entitlement to any relief and, to the extent that Executive has commenced such a proceeding prior to the execution of this Release by Executive, Executive agrees to withdraw such proceeding with prejudice on or before the date on which Executive executes this Release.
Executive acknowledges that he has waived his and Executive Releasors’ Claims knowingly and voluntarily in exchange for the severance benefits set forth in the Separation Agreement, and that Executive would not otherwise have been entitled to those benefits. Executive acknowledges that he has been provided a period of at least 21 calendar days in which to consider and execute this Release. Executive further acknowledges and understands that he has seven calendar days from the date on which he executes this Release to revoke his agreement by delivering to SBI written notification (in accordance with Section 11 of the Employment Agreement) of his intention to revoke this Release. This Release becomes effective when signed by Executive unless revoked in writing by Executive in accordance with this seven-day provision. To the extent that Executive has not otherwise done so, Executive is advised to consult with an attorney prior to executing this Release.
During Executive’s employment with SBI, Executive may have obtained information regarding SBI or SBI Affiliated Parties of a confidential nature or which is a trade secret. Executive agrees that he will not use, and he will not disclose to any person or entity, other than on behalf of or for SBI’s benefit, such confidential information or any trade secret, except (i) as Executive may be authorized in writing to do so by SBI’s Board of Directors or an officer of SBI designated by such Board for such purpose or (ii) to the extent such information has entered the public domain. The parties agree that nothing in this paragraph shall preclude Executive from fulfilling any duty or obligation that he may have at law, from responding to any subpoena or

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official inquiry from any court or government agency, including providing truthful testimony, documents, subpoenaed or requested, or otherwise cooperating in good faith with any proceeding or investigation or from taking any reasonable actions to enforce Executive’s rights against SBI or Sovereign Bank (the “Bank”), including under this Release. Executive further certifies that he has not and agrees that he will not, during the period of time between his receipt of a written notice of termination of employment and his termination date, remove from SBI or transfer by electronic or other means, documents or copies thereof relating to Executive’s duties, without the express written approval of SBI’s Board of Directors or an officer of SBI designated by it for such purpose. Notwithstanding anything to the contrary contained herein, Executive will be entitled to remove, transfer and retain (i) papers and other materials of a personal nature, including without limitation photographs, personal correspondence, personal diaries, personal calendars and rolodexes, personal phone books and files relating exclusively to his personal affairs, (ii) information showing Executive’s compensation or relating to Executive’s reimbursement of business related expenses, (iii) information Executive reasonably believes may be needed for the planning and preparation of Executive’s personal tax returns and (iv) copies of SBI and Bank compensation and benefit plans and agreements relating to Executive’s employment with or termination from SBI and/or the Bank.
Executive agrees that he is subject to the non-competition and non-solicitation provisions of Section 7 of the Separation Agreement. SBI agrees, except as may be required by law, to refrain from deliberately performing any act, engaging in any course of conduct or course of action or making or publishing any public statements, claims, allegations or assertions which it believes have, or may reasonably be expected to have, the effect of demeaning the name or business reputation of Executive and shall cause its employees, officers, directors, agents or advisors to be similarly bound when serving in such capacity. Executive agrees to refrain from deliberately performing any act, engaging in any conduct or course of action or making or publishing any public statements, claims, allegations or assertions which have or may reasonably have the effect of demeaning the name or business reputation of SBI or any SBI Affiliated Party or any of its or their employees, officers, directors, agents or advisors in their capacities as such. The parties agree that nothing in this paragraph shall preclude either party or any other person referenced in this paragraph from fulfilling any duty or obligation that he, she or it may have at law, from responding to any subpoena or official inquiry from any court or government agency, including providing truthful testimony, documents, subpoenaed or requested, or otherwise cooperating in good faith with any proceeding or investigation, or from taking any reasonable actions to enforce such party’s rights against the other party, including under this Release, or from responding publicly to correct any incorrect, disparaging or demeaning statements, claims, allegations or assertions by the other party or any other person referenced in this paragraph.
Executive agrees to cooperate with SBI, at mutually convenient times and places, in connection with any ongoing administrative, regulatory, or litigation proceedings or such like matters that may arise in the future, as to matters regarding which the Executive may have personal knowledge because of his employment with SBI; provided that in no event will Executive be required to provide any such cooperation if such cooperation is materially adverse to Executive’s legal interests. Such cooperation will include being interviewed by representatives of SBI, and participating in such proceedings by deposition and testimony at trial. To the extent possible, SBI will limit Executive’s cooperation to regular business hours. In any event, (i) in any matter subject to this paragraph, Executive will not be required to act against the reasonable best interests

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of any new employer or new business venture in which Executive is an employee, partner or active participant and (ii) any request for Executive’s cooperation will take into account Executive’s other personal and business commitments. SBI will reimburse Executive for all reasonable expenses and costs Executive may incur as a result of providing such assistance, including travel costs and reasonable legal fees to the extent Executive reasonably believes, based upon the advice of counsel, that separate representation is warranted, provided SBI receives proper documentation with respect to all claimed expenses and costs. Executive will be entitled to an hourly fee (which fee will be mutually determined by SBI and Executive prior to Executive’s providing any cooperation hereunder, it being agreed that such fee will be fair and reasonable in light of Executive’s compensation history) for time spent by Executive furnishing such cooperation (other than for time spent by Executive actually providing testimony in any legal matter), including, without limitation, for time taken in travel undertaken in connection with such cooperation, such fee to be paid promptly following Executive’s submission of a statement setting forth the number of hours spent. Commencing on the fifth anniversary hereof, Executive will not be obligated to make more than three days (or portions thereof) per calendar year available for the purpose of providing cooperation to SBI pursuant to this paragraph.
This Release shall be governed by and construed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania without reference to principles of conflicts of law. Should any provision of this Release be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected and the illegal or invalid part, term, or provision will be deemed not to be a part of this Release.
IN WITNESS WHEREOF, Executive and SBI have executed this Release as of the date indicated below.

SOVEREIGN BANCORP, INC.

By:
Title:

EXECUTIVE

By: Joseph P. Campanelli

Dated: October 30, 2008

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